Fax To:        Kim Fuerst
               Sam Butler

From:          Jim Moore

Date:          April 30, 1999


Dear Kim and Sam:

It is my understanding that the board has agreed to a definitive plan to move the company forward, including the pursuit of a smaller private placement as soon as possible. Therefore, as a further accommodation to the company and the board, I hereby extend the due date of the bridge loan to Monday, May 17, 1999, unless I rescind this extension by written notice to you prior to this date.

Sincerely,


/s/ JIM MOORE

Jim Moore